SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF
           THE SECURITIES AND EXCHANGE ACT OF 1934


 Date of Report (Date of Earliest Event Reported) December 21, 1995


        AEI REAL ESTATE FUND 85-A LIMITED PARTNERSHIP
   (Exact Name of Registrant as Specified in its Charter)

                     State of Minnesota
      (State or other Jurisdiction of Incorporation or
                        Organization)




           0-14263                      41-1511293
   (Commission File Number)          (I.R.S. Employer
                                   Identification No.)


   1300 Minnesota World Trade Center, St. Paul, Minnesota
                            55101
          (Address of Principal Executive Offices)


                        (612) 227-7333
    (Registrant's telephone number, including area code)



    (Former name or former address, if changed since last
                           report)


Item 1.   Changes in Control of Registrant.

          Not Applicable.

Item 2.   Acquisition or Disposition of Assets.

       On December 21, 1995, the Partnership purchased a newly constructed Applebee's restaurant, in Harlingen, Texas from Renaissant Development Corporation. The total cash purchase price of the land and building was approximately $1,360,000. Renaissant Development Corporation is not affiliated with the Partnership. The cash, used in purchasing the property, was from the proceeds of the sale of properties, which occurred primarily in 1994.

Item 3.   Bankruptcy or Receivership.

          Not Applicable.

Item 4.   Changes in Registrant's Certifying Accountant.

          Not Applicable.

Item 5.   Other Events.

          None.

Item 6.   Resignation of Registrant's Directors.

          Not Applicable.

Item 7.   Financial Statements and Exhibits.

          (a)Financial statements of businesses acquired.  -
             Not    Applicable.     Property    was    newly
             constructed.

          (b)A limited number of proforma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

             Assuming the Partnership had purchased the property on September 30, 1995, the Partnership's Investments in Real Estate would have been increased by $1,360,000 and its Current Assets (cash) would have been reduced by $1,360,000.

             The Partnership's estimated annual income from the property is $117,940 based on the first full year of rental income, after deducting depreciation. The increase in annual income would be offset by estimated loss of Investment Income (interest) of approximately $75,000.

          (c)Exhibits

                       Exhibit 10.1  -  Net Lease  Agreement
                       dated December 21, 1995, between  the
                       Partnership      and       Renaissant
                       Development Corporation, relating  to
                       the  property  at 1519  W.  Harrison,
                       Harlingen, Texas.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            AEI  REAL  ESTATE  FUND  85-A
                            LIMITED PARTNERSHIP

                            By:  Net Lease Management 85-A, Inc.
                                 Its: Managing General Partner


Date:  January 3, 1996           /s/ Mark E. Larson
                            By:  Mark E. Larson
                                 Its Chief Financial Officer